GANNETT CO., INC.

                 1987 DEFERRED COMPENSATION PLAN

         (Including Amendments through December 1, 1993)


                         1.0   BACKGROUND

1.1  Introduction

     The Gannett Co., Inc. 1987 Deferred Compensation Plan ("Plan") provides the opportunity for Directors to defer all or part of their fees and key employees to defer all or part of their salary, bonus and/or shares of Gannett common stock issued pursuant to Stock Incentive Rights under the Gannett Co., Inc. 1978 Long-Term Incentive Plan ("Compen-sation") payable by Gannett Co., Inc. ("Company") to future years as part of their financial planning.


                    2.0   EXPLANATION OF PLAN

2.1  Effective Date

     The Plan will be effective upon adoption by the Board of Directors and shall cover Compensation earned after July 1, 1987.

2.2  Eligibility

     The Plan is available (a) to Directors of the Company and
     (b) to officers and employees of the Company who reside in the United States and who are designated as eligible by the Deferred Compensation Committee described in Section 3.4 ("Committee").

2.3  Interest in the Plan; Deferred Compensation Account

     For each eligible person who elects to defer Compensation earned during a year ("Participant"), separate Deferred Compensation Accounts shall be established for that year for each type of Compensation deferred. A Participant's inter-est in the Plan shall be the Participant's right to receive payments under the terms of the Plan. A Participant's pay-ments from the Plan shall be based upon the value attribu-table to the Participant's Deferred Compensation Accounts. The value attributable to a Deferred Compensation Account on a particular date is equal to the value on that date of the hypothetical investments held in that Account.

2.4  Amount of Deferral

     (a) A Participant may elect to defer receipt of all or a part of his or her Compensation provided that the minimum defer-ral for any type of Compensation being deferred is $5,000 for the year of deferral or, in the case of deferred SIRs, such minimum number of shares as the Committee may determine. In any year in which the percentage selected defers less than $5,000 of the type of Compensation being deferred or fewer than the designated number of SIRs, there shall be no deferral of that type of Compensation for that year.

     (b) Notwithstanding Section 2.4(a), Compensation shall not be deferred to the extent that the deferral would cause the Participant to have insufficient funds available to provide for all withholdings he or she has authorized to be made or are required by law to be made from his or her Compensation.

2.5  Time of Election of Deferral

     (a) An election to defer Compensation must be made before the Compensation is earned. In the case of salary and Directors' fees, with the exception of 1987, the election to defer must be made prior to the year in which the salary or Directors' fees will be earned. In the case of bonuses, the election to defer must be made by November 30th preceding the year in which the bonus will be paid. In the case of SIRs, the election to defer must be made no later than 12 full calendar months before the month in which the SIRs would otherwise be paid. For 1987, an election to defer salary or Directors' fees must be made prior to July 1 with respect to salary or Directors' fees earned after that date.

     (b) Once made, an election to defer for a particular year is irrevocable.

     (c) A Director may elect to defer Directors' fees payable for services rendered after June 30, 1987, either under the terms of this Plan or under the terms of Gannett Co., Inc. Plan for the Deferral of Directors' fees adopted May 1, 1979 (the "Directors' Plan"). Whenever a Director has an account under the Directors' Plan, he or she may elect to have his or her account balance or any part thereof under the Directors' Plan deemed invested in the fund or funds avail-able under this Plan, as designated by the Director, or under the Directors' Plan. Such elections shall be made by written notice to the Company, and shall be pursuant to Sec-tion 2.7 of this Plan. Any amounts allocated to this Plan may be allocated and reallocated as this Plan provides. Except for these changes in computing future account bal-ances, all other terms and conditions of the Directors' Plan shall continue to apply to amounts deferred under the Directors' Plan.

2.6  Accounts and Investments

     (a) The right of any Participant to receive future payments under the provisions of the Plan shall be a contractual obligation of the Company but shall be subject to the claims of the creditors of the Company against the general assets of the Company.

     (b) The amount in a Deferred Compensation Account may, in the Company's discretion, be placed in a trust (the "Rabbi Trust") but will nevertheless continue to be subject to the claims of the Company's creditors. In the Company's discre-tion, the deferred amounts may (but need not) be invested in the funds selected by Participants.

     (c) The amount of Compensation or Stock deferred will be credited to the Participant's Deferred Compensation Account as soon as practical after the Compensation would have been paid had there been no election to defer. The amounts credited will be deemed invested in the fund or funds desig-nated by the Participant from among funds selected by the Committee, which may include the following or any combination of the following:

                  (i)  money market funds;
                 (ii)  bond funds;
                (iii)  equity funds; and
                 (iv)  Gannett stock fund.

        In the discretion of the Committee, funds may be added, deleted or substituted from time to time.

     (d) Information on the specific funds permitted under the Plan shall be made available by the Committee to the Participants. If the Committee adds, deletes or substitutes a particular fund, the Committee shall notify Participants in advance of the change and pro-vide Participants with the opportunity to change their allocations among funds in connection with such addition, deletion or substitution.

     (e) A Participant may allocate contributions to his or her Deferred Compensation Accounts among the avail-able funds pursuant to such procedures and require-ments as may be specified by the Deferred Compensa-tion Committee from time to time.

2.7  Participant's Option to Reallocate Amounts

     A Participant may elect to reallocate amounts in his or her Deferred Compensation Accounts among the available funds pursuant to such procedures and requirements as may be specified by the Deferred Compensation Committee from time to time.

2.8  Reinvestment of Income

     Income distributed by a fund that is deemed to be held in a Deferred Compensation Account shall be deemed reinvested in that fund as soon as practicable under the terms of that fund.

2.9  Payment of Deferred Compensation

     (a)   No withdrawal may be made from the Participant's
           Deferred Compensation Accounts except as provided in this Section.

     (b) At the time the election to defer is made, the Participant shall choose the date on which payment of the resulting value in the Deferred Compensation Account is to commence, which date shall be either April 1 or October 1 of the year specified by the Participant ("Payment Commencement Date"). In the case of Director Participants, for deferrals after February 26, 1990, the Payment Commencement Date shall be no later than the first day of the month following the Participant's retirement from the Board. In the case of key employee Participants, the Payment Commencement Date shall be no later than October 1 of the year following the year during which the key employee becomes 65 years of age.

        Notwithstanding the foregoing paragraph: (i) for all elections to defer occurring on or after November 1, 1991, (ii) in the event that the Committee adds or substitutes a particular fund or funds, or (iii) if a Participant elects to reallocate amounts in his or her Deferred Compensation Accounts among available funds, the Committee shall have the right to fix Payment Commencement Dates and/or the date or dates upon which the value attributable to a Deferred Compensation Account is to be determined or paid, or modify such previously elected dates (but in no event to a date earlier than the date originally elected by the Partici-
        pant) in order to comply with the requirements of the added, substituted or available fund or funds, pursuant to such procedures and requirements as may be specified by the Committee from time to time.

     (c) At the time the election to defer is made, the Participant may choose to receive payments either
           (i) in a lump sum, or (ii) if the Payment Commence-ment Date is during a year during which the Partici-pant could have retired under a retirement plan of the Company, in up to ten annual installments. The method of paying a Deferred Compensation Account of a Participant shall be called the "Method of Payment." The amount of any payment under the Plan shall be the value attributable to the Deferred Compensation Account on the last day of the month preceding the month of the payment date, divided by the number of payments remaining to be made including the payment for which the amount is being determined.

     (d) In the event of a Participant's death or total dis-ability before the Participant has received all of the Participant's Deferred Compensation Accounts, the value of the Accounts (excluding the amount being paid in installments described in the following sen-tence) shall be paid either (i) in a lump sum, or
           (ii) in two to ten annual installments commencing on the first day of April of the year following the Participant's death or total disability, as Partici-pant at the time of deferral may elect. If Partici-pant is receiving installment payments from a Deferred Compensation Account at the time of death or total disability, the balance in that Account shall be paid to Participant's estate or to Participant over the installments remaining to be paid.

     (e) A Participant may not change the Payment Commencement Date or Method of Payment for a Deferred Compensation Account after an election has been made. This shall not prevent the Participant from choosing a different Payment Commencement Date and/or Method of Payment for amounts to be deferred in subsequent years.

     (f) Notwithstanding any Payment Commencement Date or Method of Payment selected by a Participant, if the Participant's employment with the Company terminates other than by reason of (i) retirement pursuant to a retirement plan of the Company, (ii) the Partici-pant's death, or (iii) the Participant's total dis-ability, then payment will be made to the Participant as follows. The Company will have the option to make payment either in a lump sum or in the number of annual installments previously selected by the Participant. In either case, the Payment Commence-ment Date shall be the first day of April or October of the year of termination or of the year following the year of termination, whichever is selected by the Company.

     (g) If, in the discretion of the Committee, the Partici-pant has a need for funds due to an unforeseeable emergency which is caused by an event beyond the Participant's control and that would result in a financial hardship if the Participant were not per-mitted to withdraw, a payment may be made to the Participant from his or her Deferred Compensation Accounts at a date earlier than the Payment Commence-ment Date. A payment based upon financial hardship cannot exceed the amount required to meet the imme-diate financial need created by the hardship. The Participant requesting a hardship payment must supply the Committee with a statement indicating the nature of the need that created a financial hardship, the fact that all other reasonably available resources are insufficient to meet the need, and any other information which the Committee decides is necessary to evaluate whether a financial hardship exists.

     (h) In the Company's discretion, payments from the Plan may be in cash or in the kind of property represented by the fund or funds selected by the Participant.

     (i) All payments made by the Company or the Trust shall be subject to all taxes required to be withheld under applicable laws and regulations of any governmental authorities.

2.10 Manner of Electing Deferral, Choosing Investments and
     Choosing Payment Options

     (a) In order to make any elections or choices permitted hereunder, the Participant must give written notice to the Committee. A notice electing to defer Compen-sation shall specify:

                  (i) the percentage and type of Compensation to be deferred;

                 (ii)  the funds chosen by the Participant;

                (iii) the Method of Payment and the Method of Payment to the Participant or the Participant's estate in the event of the Participant's total disability or death; and

                 (iv)  the Payment Commencement Date.

     (b) An election by a Participant to defer Compensation (including the selection of a Payment Commencement Date, choice of fund or funds and Method of Payment) shall apply only to Compensation deferred in the calendar year for which the election is effective.

     (c) Prior to the commencement of each calendar year, the Company will provide election forms to permit
           Participants to defer Compensation to be earned during that calendar year.

     (d) The last form received by the Company allocating a Deferred Compensation Account among the funds available shall govern until changed by the receipt by the Company of a subsequent allocation form.


                 3.0   ADMINISTRATION OF THE PLAN

3.1  Statement of Account

     Statements setting forth the values of the funds deemed to be held in a Participant's Deferred Compensation Accounts will be sent to each Participant quarterly or more often as the Committee may elect.

3.2  Assignability

     No right to receive payments hereunder may be transferred, assigned, or pledged by a Participant, except for transfers by will or by the laws of descent and distribution.

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3.3  Business Days

     In the event any date specified herein falls on a Saturday, Sunday, or legal holiday, such date shall be deemed to refer to the next business day thereafter.

3.4  Administration

     This Plan shall be administered by the Deferred Compensation Committee, which shall consist of three employees of the Company appointed by the Chief Executive Officer. The Com-mittee shall have the authority to adopt rules and regula-tions for carrying out the Plan, and interpret, construe and implement the provisions of the Plan. The decisions of the Committee shall be final and binding on the Participants.

3.5  Amendment

     This Plan may at any time and from time to time be amended or terminated by the Board of Directors or the Compensation Committee of the Board of Directors of the Company. A change in the number or type of funds available shall not be considered an amendment of the Plan. No amendment or termi-nation shall, without the consent of a Participant, adversely affect such Participant's interest in the Plan.

3.6  Liability

     (a) Except in the case of willful misconduct, no director or employee of the Company shall be personally liable for any act done or omitted to be done by such person with respect to this Plan.

     (b) The Company shall indemnify, to the fullest extent permitted by law, members of the Committee and directors and employees of the Company, both past and present to whom are or were delegated duties, responsibilities and authority with respect to the Plan, against any and all claims, losses, liabili-ties, fines, penalties and expenses (including, but not limited to, all legal fees relating thereto), reasonably incurred by or imposed upon such persons, arising out of any act or omission in connection with the operation and administration of the Plan, other than willful misconduct.